Exhibit 3.1

CHENGHE ACQUISITION I CO. (THE “COMPANY”)
RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

Extension Amendment Proposal and Dissolution Expenses Amendment Proposal

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by deleting Article 49.7 in its entirety and replacing it with the following:

“49.7 In the event that the Company does not consummate a Business Combination on or before the First Phase Extended Date, or, if the Board has resolved to extend the period of time to consummate a Business Combination beyond the First Phase Extended Date, as permitted by this Article 49.7, by the applicable Second Phase Extended Date, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)      cease all operations except for the purpose of winding up;

(b)      as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)      as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by November 27, 2024, the Company may, without the need for any further action, approvals or resolutions by or from the Members, elect to extend the date to consummate the Business Combination beyond November 27, 2024 on a monthly basis for up to five times, each time by one month, by resolutions of the Directors, prior to the last day before the applicable Extended Date. For the avoidance of doubt, the Company may decide to terminate each extended monthly period, provided that the Company shall have deposited into the Trust Account, for such extended monthly period, US$0.025 for each Public Share that has not been redeemed as of October 25, 2024.

For the purpose of this Article 49.7 and Article 49.8, the period from October 27, 2024 (exclusive) to November 27, 2024 (inclusive) is being referred to as the “First Phase Extension Period,” and each of the one-month extension periods after November 27, 2024 (exclusive) until April 27, 2024 (inclusive) is being referred to as a “Second Phase Extension Period.” Each of the First Phase Extension Period and the Second Phase Extension Periods is an “Extension Period.” November 27, 2024 is being referred as the “First Phase Extended Date,” and the last day of each Second Phase Extension Period is being referred to as a “Second Phase Extended Date,” with the first Second Phase Extended Date being December 27, 2024 and the last Second Phase Extended Date being April 27, 2025. “Extended Date” means each of the First Phase Extended Date and the Second Phase Extended Date, as appropriate.

In connection with the extensions, the Company shall deposit in the Trust Account for each month extended beyond October 27, 2024 US$0.025 for each Public Share that has not been redeemed as of October 25, 2024. The First Phase Extension Contribution shall be deposited in the Trust Account on or before November 4, 2024. Each Second Phase Extension Contribution, if applicable, shall be deposited into the Trust Account on or before on the seventh day of the applicable Second Phase Extension Period. Each of the First Phase Extension Contribution and Second Phase Extension Contributions is being referred to as an “Extension Contribution.” If any day when an Extension Contribution is scheduled to be deposited is not a business day in New York City, New York, or Hong Kong, the Company is entitled to make such Extension Contribution on the immediate next day which is a business day in New York City, New York and Hong Kong.

For the avoidance of doubt, the Board may, prior to the last day of an Extension Period, pass a resolution to terminate such Extension Period, provided that the Company shall have deposited into the Trust Account the Extension Contribution for such Extension Period.”